Exhibit 1

(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of November 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2008.
Operational statistics for the month of November 2008 are as follows:

	November 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	132.941	million
Net Additions of GSM Cellular Service Subscribers	0.996	million

WIRELINE BUSINESS:

Aggregated Number of Local Access Subscribers	105.017	million
Net Additions of Local Access Subscribers	(1.520)	million

Aggregated Number of Broadband Subscribers	25.438	million
Net Additions of Broadband Subscribers	0.234	million

Notes:

1	All the Aggregated Numbers recorded for the month of November 2008 are aggregated data reported at 24:00 on 30 November 2008.

2	The accounting period of all Net Additions for the month of November 2008 is the period commencing from 0:00 on 1 November 2008 to 24:00 on 30 November 2008.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of November 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Kim Shin Bae

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 21 December 2008

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